Exhibit(j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in this Registration Statement of Scudder Advisor Funds on Form N-1A ("Registration Statement") of our report dated May 31, 2005, relating to the financial statements and financial highlights which appears in the March 31, 2005 Annual Report to Shareholders of Lifecycle Short Range Fund and Lifecycle Mid Range Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Counsel and Independent Registered Public Accounting Firm", Financial Highlights" and "Financial Statements" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 29, 2005